FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: July 24, 2008 NASDAQ Symbol: FBMI	Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2008 RESULTS

Highlights Include:

•	Second quarter net income of $292,000 and earnings per share of $0.04 remain positive in spite of previously announced increased provision expense
•	Economic conditions in Michigan and nationally continue to create credit and valuation issues impacting earnings
•	Pressure on net interest margin easing
•	Capital remains strong and all affiliate banks continue to meet regulatory well-capitalized requirements

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.04 for the second quarter of 2008 compared to $0.27 in the second quarter of 2007. Net income was $292,000 for the quarter ended June 30, 2008, compared to $1,747,000 for the quarter ended June 30, 2007. Net income and earnings per share remained positive in the second quarter in spite of the previously announced increased provision expense. Returns on average assets and average equity for the second quarter of 2008 were 0.10% and 1.2%, respectively, compared with 0.65% and 7.2%, respectively, in the second quarter of 2007. All per share amounts are fully diluted.

Earnings per share of $0.33 for the first half of 2008 compared to $0.68 in the first half of 2007. Net income was $2,442,000 for the six months ended June 30, 2008, compared to $4,405,000 for the six months ended June 30, 2007. Returns on average assets and average equity for the first half of 2008 were 0.37% and 4.3%, respectively, compared with 0.83% and 9.3%, respectively, in the first half of 2007.

Firstbank’s loan loss provision in the second quarter of 2008 was $3,465,000, in line with the amount previously announced in the news release issued June 13, 2008. In the second quarter of 2007, provision expense was $739,000, and averaged $504,000 per quarter for the four quarters of 2007. The increase in provision expense reflects a variety of factors including the ongoing economic stresses impacting the Michigan and national economies, the continued deterioration in real estate values, and Firstbank’s practice of immediately reserving for problem loans when they are identified. The bulk of the increased provision was taken at the newest affiliate bank, Firstbank – West Michigan, which was acquired with ICNB Financial Corporation on July 1, 2007. In times of less credit stress and at the time of acquisition, most of the bank’s problem credits could, and were able to, perform according to their terms, but under current economic conditions the additional provision for loan losses became appropriate.

Balance sheet comparisons to periods prior to July 1, 2007, are affected by the acquisition of ICNB Financial Corporation and the inclusion in the consolidated totals of its bank, Firstbank – West Michigan, which had assets of $227 million at June 30, 2008. Total assets of Firstbank Corporation at June 30, 2008, were $1.389 billion, an increase of 26.4% over the year-ago period. Total portfolio loans of $1.153 billion were 25.4% above the level at June 30, 2007, with 18.5% of the increase due to the addition of $170 million loans of Firstbank – West Michigan. Total deposits as of June 30, 2008, were $1.014 billion, including $155 million deposits of Firstbank – West Michigan, compared to $826 million at June 30, 2007.

Gain on sale of mortgage loans increased in each quarter of 2007, and more than doubled in the first quarter of 2008 compared to the fourth quarter of 2007. This source of revenue then declined by 51% in the second quarter of 2008 compared to the first quarter of 2008, but was still above the level in the fourth quarter of 2007. Declines in interest rates in the latter part of 2007 and sharper declines in the first months of 2008 helped to expand mortgage activity and refinances, but interest rates have moved back up in the second quarter, slowing activity once again.

Most items of revenue and expense were affected by the inclusion of Firstbank – West Michigan when comparing the second quarter of 2008 to the second quarter of 2007. Service charges on deposit accounts increased 26.4% in the second quarter of 2008 compared to the second quarter of 2007. More importantly, service charges on deposit accounts increased 7.5% in the second quarter of 2008 compared to the first quarter of 2008, as deposit account activity charges and interchange fees related to debit card usage showed good growth. Salaries and employee benefits expense, although well contained in the second quarter of 2008 compared to the first quarter of 2008, was 14.4% above the level in the second quarter of 2007, and total non-interest expense increased 15.3% over the level in the second quarter of 2007, with the increases driven largely by the inclusion of the new bank.

Mr. Sullivan stated, “We are witnessing turmoil in the financial services industry unprecedented in many years, evidenced by the federal government’s multi-billion dollar commitments to support various institutions. We continue to be pleased with the relatively good asset quality at our banks, in spite of the elevated charge-offs and provision expense coming from our newest acquisition. The extraordinary stress in the economy and credit markets has caused losses at Firstbank – West Michigan beyond the level we had expected. As we install the Firstbank credit culture in this bank, we have every intention of improving its asset quality in line with levels more customary at our other banks. Our capital strength enables us to ensure that all of our banks, including our newest bank, remain at well capitalized levels as defined by the banking regulators. While it is impossible to know how long this period of economic stress will last, we believe that we have identified the greatest portion of the loan problems at Firstbank – West Michigan. It appears that we may continue to see provision expense in the remainder of 2008 greater than we had originally hoped, but at levels significantly below the amount we recorded in the second quarter of 2008 and more in line with the quarterly average for 2007. We continue to believe in the return to a more positive economic environment in the future, and we continue to invest in the future, as exemplified by the opening in the first quarter of 2008 of our seventh office of Keystone Community Bank in the Kalamazoo market area.”

Firstbank’s net interest margin, at 3.77% in the second quarter of 2008, declined 2 basis points from 3.79% in the first quarter of 2008, and was 14 basis points below the 3.91% of the second quarter of 2007. Beginning on September 18th of 2007, the markets have been characterized by declines in the prime rate and other short-term rates, which have been driven by the Federal Reserve’s efforts to stimulate economic activity and ease stress on liquidity in the credit markets. Reductions in the prime rate have an immediately negative impact on Firstbank’s net interest margin, but as the company has worked to reduce deposit and other funding costs as quickly as possible, the downward pressure on the net interest margin has eased. While Firstbank’s average earning assets increased 24.1% from the second quarter of 2007 to the second quarter of 2008, net interest income increased a smaller 19.0% due to the squeeze on net interest margin. Both growth measures are significantly affected by the addition of Firstbank – West Michigan.

During the second quarter of 2008, Firstbank Corporation closed the mortgage origination operations of Austin Mortgage Company and eliminated all of its staff positions. Austin Mortgage Company was a small subsidiary acquired as part of ICNB Financial Corporation. The subsidiary focused on origination of mortgages not otherwise acceptable to the bank, and it sold virtually its entire origination production to investors not related to ICNB Financial or Firstbank Corporation. The balance sheet of the entity retains a small portfolio of loans with a value of less than $635,000. Pre-tax costs associated with shutting down the operation in the amount of $106,000 are included in consolidated non-interest expense in the second quarter of 2008.

At June 30, 2008, the ratio of the allowance for loan losses to loans increased to 1.07% from 1.02% at March 31, 2008, and increased from 1.03% at June 30, 2007. The ratio of allowance for loan loss to non-performing loans stood at 69% at June 30, 2008.

Net charge-offs of $2,687,000 in the second quarter of 2008 (over 80% of which occurred at Firstbank – West Michigan) were 0.94% of average loans on an annualized basis, and net charge-offs of $3,430,000 for the first half of 2008 were 0.60% of average loans on an annualized basis. The ratio of non-performing loans (including loans past due over 90 days) to loans was 1.56% at June 30, 2008, compared to 1.27% as of March 31, 2008, and 0.97% at June 30, 2007.

Shareholders’ equity decreased 1.4% in the second quarter of 2008, and was 19.4% above the level at June 30, 2007. The ratio of average equity to average assets remained at 8.6% in the second quarter of 2008 – the same as in the first quarter of 2008 and at a level consistent over past years. Firstbank did not repurchase its common stock in the first or second quarters of 2008. All of Firstbank Corporation’s affiliate banks continue to meet the regulatory well-capitalized requirements.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:

	Jun 30 2008	Mar 31 2008	Jun 30 2007	Jun 30 2008	Jun 30 2007

Interest income:
Interest and fees on loans	$19,031	$19,755	$17,042	$38,786	$33,840
Investment securities
Taxable	945	1,039	687	1,984	1,313
Exempt from federal income tax	349	353	267	702	537
Short term investments	86	91	269	177	580

Total interest income	20,411	21,238	18,265	41,649	36,270

Interest expense:
Deposits	6,431	7,089	6,589	13,520	13,096
Notes payable and other borrowing	2,463	2,685	2,001	5,148	3,978

Total interest expense	8,894	9,774	8,590	18,668	17,074
Net interest income	11,517	11,464	9,675	22,981	19,196
Provision for loan losses	3,465	816	739	4,281	18

Net interest income after provision for loan losses	8,052	10,648	8,936	18,700	19,178

Noninterest income:
Gain on sale of mortgage loans	565	1,142	375	1,707	699
Service charges on deposit accounts	1,256	1,168	994	2,424	1,938
Gain (loss) on trading account securities	(160)	(13)	0	(173)	0
Gain (loss) on sale of AFS securities	(67)	129	0	62	(130)
Mortgage servicing	131	(123)	130	8	275
Other	647	628	896	1,275	1,891

Total noninterest income	2,372	2,931	2,395	5,303	4,673

Noninterest expense:
Salaries and employee benefits	5,523	5,847	4,826	11,370	9,556
Occupancy and equipment	1,740	1,749	1,326	3,489	2,677
Amortization of intangibles	281	281	436	562	597
FDIC insurance premium	103	113	25	216	49
Other	2,697	2,718	2,357	5,415	4,837

Total noninterest expense	10,344	10,708	8,970	21,052	17,716

Income before federal income taxes	80	2,871	2,361	2,951	6,135
Federal income taxes	(212)	721	614	509	1,730

Net Income	$292	$2,150	$1,747	$2,442	$4,405

Fully Tax Equivalent Net Interest Income	$11,791	$11,751	$9,855	23,542	19,553

Per Share Data:
Basic Earnings	$0.04	$0.29	$0.27	$0.33	$0.68
Diluted Earnings	$0.04	$0.29	$0.27	$0.33	$0.68
Dividends Paid	$0.225	$0.225	$0.225	$0.450	$0.450

Performance Ratios:
Return on Average Assets (a)	0.10%	0.64%	0.65%	0.37%	0.83%
Return on Average Equity (a)	1.2%	7.5%	7.2%	4.3%	9.3%
Net Interest Margin (FTE) (a)	3.77%	3.79%	3.91%	3.78%	3.90%
Book Value Per Share (b)	$15.78	$16.09	$15.24	$15.78	$15.24
Average Equity/Average Assets	8.6%	8.6%	9.0%	8.6%	8.9%
Net Charge-offs	$2,687	$743	$319	$3,430	$483
Net Charge-offs as a % of Average Loans (c)(a)	0.94%	0.26%	0.14%	0.60%	0.11%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30 2008	Mar 31 2008	Dec 31 2007	Jun 30 2007

ASSETS

Cash and cash equivalents:
Cash and due from banks	$40,283	$40,057	$42,198	$31,305
Short term investments	6,281	12,553	3,331	16,192

Total cash and cash equivalents	46,564	52,610	45,529	47,497

Securities available for sale	96,991	107,866	105,130	73,407
Federal Home Loan Bank stock	8,666	8,481	8,007	6,061
Loans:
Loans held for sale	191	238	1,725	628
Portfolio loans:
Commercial	214,185	216,458	219,080	198,637
Commercial real estate	334,903	312,012	311,494	267,474
Residential mortgage	393,293	391,568	387,222	299,456
Real estate construction	132,896	130,942	126,027	89,173
Consumer	77,559	77,827	78,106	64,840

Total portfolio loans	1,152,836	1,128,807	1,121,929	919,580
Less allowance for loan losses	(12,328)	(11,550)	(11,477)	(9,501)

Net portfolio loans	1,140,508	1,117,257	1,110,452	910,079

Premises and equipment, net	27,959	28,027	27,554	20,179
Goodwill	35,553	35,345	34,421	19,819
Other intangibles	4,390	4,670	5,832	2,723
Other assets	28,336	27,993	27,089	19,055

TOTAL ASSETS	$1,389,158	$1,382,487	$1,365,739	$1,099,448

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$148,385	$143,246	$152,126	$128,651
Interest bearing accounts:
Demand	219,161	224,998	222,371	155,085
Savings	160,862	155,628	147,654	137,263
Time	449,517	454,797	453,864	363,673
Wholesale CD's	35,783	33,018	35,377	41,074

Total deposits	1,013,708	1,011,687	1,011,392	825,746

Securities sold under agreements to
repurchase and overnight borrowings	48,718	49,280	42,791	42,897
FHLB Advances and notes payable	156,923	147,572	139,035	97,370
Subordinated Debt	36,084	36,084	36,084	20,620
Accrued interest and other liabilities	15,605	18,097	17,826	13,894

Total liabilities	1,271,038	1,262,720	1,247,128	1,000,527

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	112,491	111,914	111,436	93,119
Retained earnings	5,790	7,174	6,692	6,026
Accumulated other comprehensive income/(loss)	(161)	679	483	(224)

Total shareholders' equity	118,120	119,767	118,611	98,921

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,389,158	$1,382,487	$1,365,739	$1,099,448

Common stock shares issued and outstanding	7,484,368	7,441,342	7,407,198	6,555,767
Principal Balance of Loans Serviced for Others ($mil)	$517.3	$516.8	$515.1	$471.2

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	1.56%	1.27%	1.26%	0.97%
Non-Perf. Loans + OREO / Loans (a) + OREO	1.89%	1.51%	1.54%	1.17%
Non-Performing Assets / Total Assets	1.58%	1.23%	1.27%	0.98%
Allowance for Loan Loss as a % of Loans (a)	1.07%	1.02%	1.02%	1.03%
Allowance / Non-Performing Loans	69%	81%	81%	106%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,142,047	$1,129,710	$1,118,551	$916,775
Total Earning Assets	1,257,478	1,247,604	1,228,740	1,012,900
Total Shareholders' Equity	118,846	118,609	117,960	98,398
Total Assets	1,389,391	1,377,329	1,356,106	1,097,337
Diluted Shares Outstanding	7,451,664	7,417,187	7,378,262	6,545,229

(a) Total Loans less loans held for sale